February 20, 2007



Residential Asset Mortgage Products, Inc.
8400 Normandale Lake Boulevard
Minneapolis, Minnesota  55437


        Re:    Residential Asset Mortgage Products, Inc.
               Mortgage Asset-Backed Pass-Through Certificates, Series 2007-RZ1


Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3, filed by Residential Asset Mortgage Products, Inc., a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission (the "Commission") on January 20, 2006, and declared effective on March 31, 2006 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act") of Mortgage Asset-Backed
Pass-Through Certificates, Series 2007-RZ1 (the "Certificates"). The Certificates will be issued pursuant to a Pooling and Servicing Agreement, dated as of February 1, 2007 (the "Pooling and Servicing Agreement") as more particularly described in the prospectus dated December 4, 2006 and the prospectus supplement dated February 20, 2007, relating to the Certificates (together, the "Prospectus").

        We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

        Based on such examination and the other assumptions set forth herein, we are of the opinion that when the Certificates have been duly executed and delivered in accordance with the Pooling and Servicing Agreement and sold, the Certificates will be legally issued, fully paid and binding obligations of the trust created by the Pooling and Servicing Agreement, and the holders of the Certificates will be entitled to the benefits of the Pooling and Servicing Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.




                                     Very truly yours,


                                     /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

                                     ORRICK, HERRINGTON & SUTCLIFFE LLP